EXHIBIT 1
          ECI Telecom Acquires Optical Technology Business in China

  Transaction extends R&D operations and enriches optical product offerings


PETAH TIKVA, ISRAEL, April 14, 2005 - ECI Telecom (NASDAQ: ECIL) today announced that it has signed a definitive agreement to acquire the optical activities and technology of Eastern Communications Co. Inc., for an undisclosed amount. This acquisition broadens ECI's current Multi Service Provisioning Platform (MSPP) product line, by adding a compact, affordable product, which suits the needs of its customers worldwide. The operations of the acquired unit will be merged with ECI's existing joint venture Hangzhou ECI Telecommunications Co., Ltd (HETC).

"With this acquisition, ECI now adds a cost-effective R&D and manufacturing operation in China. This is part of ECI's strategy to expand and diversify its global development resources and augment its focused product line", said Doron Inbar, President and CEO of ECI Telecom. "The acquired operations combined with ECI's design and development expertise, will shorten our time to market and enable us to meet the needs of our worldwide customer base".


About ECI Telecom
ECI provides advanced, telecommunications solutions to leading carriers and service providers, worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specialises in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.
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Certain statements contained in this release may contain forward-looking information with respect to plans, projections or future performance of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, product and market acceptance risks, the impact of competitive pricing, product development, commercialization and technological difficulties and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Jay Kalish, VP IR, Phone: +972-3-926-6255, jay.kalish@ecitele.com

Media Relations:
Fran Bosecker, , +1-212-532-5740, fbosecker@pr-vantage.com